Exhibit 18.1

May 7, 2004

Board of Directors

BearingPoint, Inc.

1676 International Drive

McLean, VA 22102

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004. Note 2 therein describes a change in accounting principle relating to reporting by certain foreign subsidiaries. Historically, the Company has consolidated the financial results of certain foreign subsidiaries within Asia Pacific as of a date that is one month prior (i.e. February 29, 2004) to that of the Company’s fiscal reporting period (i.e. March 31, 2004) (“one-month lag”). The change in accounting principle results in such foreign subsidiaries now reporting on a current period basis that is consistent with the Company’s fiscal reporting period. The purpose of the change is to have these certain foreign subsidiaries report on a basis similar to the Company’s fiscal reporting period.

It should be understood that the preferability of one acceptable method of accounting over another for the reporting by foreign subsidiaries has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2003. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

PricewaterhouseCoopers LLP

McLean, Virginia